Exhibit 4.1

ROBERTS PROPERTIES RESIDENTIAL, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

The undersigned Roberts Realty Investors, Inc., a Georgia corporation, as general partner (“GP”), and Charles S. Roberts, a resident of Georgia, as limited partner (“LP”), do hereby form a Georgia limited partnership (the “Partnership”) to be known as “Roberts Properties Residential, L.P.,” and in connection therewith the parties (the “Partners”) do hereby agree as follows.

1.             The name of the Partnership shall be “Roberts Properties Residential, L.P.” GP is the exclusive general partner in the Partnership, and LP is the exclusive limited partner in the Partnership.

2.             The Partnership shall be governed by the Georgia Revised Uniform Limited Partnership Act.

3.             The business of the Partnership shall be to conduct any activities which are permitted under applicable law and approved by GP; provided, however, that GP shall not be required to cause the Partnership to conduct any particular activity or activities.

4.             The ownership percentages of the Partners in the Partnership shall be, respectively, 99% for GP and 1% for LP.

5.             All action of the Partnership shall be taken upon, and only upon, the decision of GP.

6.             All contributions, allocations arid distributions to, of and from the Partnership shall be divided between the Partners in proportion to their respective ownership percentages.

7.             The Partnership shall be dissolved upon the happening of any of the following events or circumstances:

(a)         the agreement of both Partners;

(b)         the occurrence of December 31, 2093;

(c)         at any time after December 31, 1994, the occurrence of any event following which all or substantially all of the assets of the Partnership consist of cash and other assets which are readily marketable in an established active market;

(d)         any attempted alienation of all or any portion of an interest in the Partnership; or

(e)         the liquidation, bankruptcy, retirement, resignation, expulsion of GP, or any other event of withdrawal as respects GP.

8.             This Agreement may be amended by, and only by, a writing signed by both Partners.

9.             GP shall be reimbursed for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership. LP acknowledges that, for purposes of this section 9, all expenses of GP are deemed incurred for the benefit of the Partnership.

10.           This Agreement shall be effective as of and from and after the date of filing of the Partnership’s statutory certificate of limited partnership.

WITNESS OUR HANDS AND SEALS on the dates indicated, but as of the effective date hereinbefore specified.

Date: 10-4-94
ROBERTS REALTY INVESTORS, INC.,
as general partner

	By:	/s/ Charles S. Roberts
Charles S. Roberts,
President and Chief Executive Officer

[CORPORATE SEAL]

Date: 10-4-94	/s/ Charles S. Roberts	(SEAL)
Charles S. Roberts, as limited partner